EXHIBIT 99.1

Media Contact: Gabby Nelson (763) 551-7460 gabby.nelson@selectcomfort.com	Investor Contact: Jim Raabe (763) 551-7498 investorrelations@selectcomfort.com

SELECT COMFORT POSTPONES ANNOUNCEMENT OF FOURTH QUARTER AND
FULL-YEAR 2008 RESULTS
Company Enters into Amendment to Existing Credit Agreement

MINNEAPOLIS – (March 2, 2009) – Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer and creator of the SLEEP NUMBER® bed, today announced that it will postpone reporting results for its fiscal fourth quarter and full-year ended January 3, 2009.

The company also reported that it has entered into an amendment to its existing Credit Agreement effective February 28, 2009. The amendment defers to March 31, 2009, a reduction in the amount available under the line of credit as well as waives certain covenants until the same date. The company's $90 million line of credit was scheduled to be reduced to $85 million on March 1, 2009.  In addition, the company said it has been exploring a range of strategic and financing alternatives to enhance its financial flexibility.

About Select Comfort Corporation

Founded more than 20 years ago, Select Comfort Corporation is the nation’s leading bed retailer(1). Based in Minneapolis, the company designs, manufactures, markets and supports a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and bedding accessories.  SELECT COMFORT® products are sold through its approximately 450 company-owned stores located across the United States; select bedding retailers; direct marketing operations; and online at www.sleepnumber.com.

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(1) Top 25 Bedding Retailers, Furniture/Today, August 2008.